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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                    FORM 15


CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                  Commission File Number:       005-45685
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                   AUTOLOGIC INFORMATION INTERNATIONAL, INC.
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            (Exact name of registrant as specified in its charter)

             1050 RANCHO CONEJO BOULEVARD, THOUSAND OAKS, CA 91320
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  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                              COMMON STOCK, $0.01
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           (Title of each class of securities covered by this Form)


                                     NONE
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  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


  Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

   Rule 12g-4(a)(1)(i)  [X]                      Rule 12h-3(b)(1)(i)   [X]
   Rule 12g-4(a)(1)(ii) [_]                      Rule 12h-3(b)(1)(ii)  [_]
   Rule 12g-4(a)(2)(i)  [_]                      Rule 12h-3(b)(2)(i)   [_]
   Rule 12g-4(a)(2)(ii) [_]                      Rule 12h-3(b)(2)(ii)  [_]
                                                 Rule 15d-6            [_]
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
  Approximate number of holders of record as of the certification or notice date:         1
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  Pursuant to the requirements of the Securities Exchange Act of 1934, Autologic
Information International, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: November 30, 2001       By:   /s/ Eddy Rottie
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                              Name:  Eddy Rottie
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                              Title:  Treasurer
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